New Amsterdam Partners, LLC
Securities Exchange Act of 1934

I -- 1 : Code of Ethics and Compliance Policies

Section 204A of the Investment Advisors' Act of 1940 requires that every investment advisor subject to Section 204 establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of the investment advisor's business, to prevent the misuse in violation of the Advisors Act of the Securities Exchange Act of 1934, or the rules or regulations thereunder, of material non-public information by such investment advisor or any person associated with such investment advisor.

Designation of Chief Compliance Officer

Neal Muroff, CFA, has been designated as Chief Compliance Officer, and is responsible for overseeing compliance with New Amsterdam Partners' Code of Ethics and the firm's policies and procedures. The firm's compliance program is designed as well to ensure compliance with all applicable laws, regulations and statutes.

Individual Responsibility for Compliance and Obligation to Inform Employer of Code and Standards.

Each employee shall inform his employer, through his direct supervisor, that the employee is obligated to comply with the AIMR Code of Ethics and Standards of Professional Conduct, and is subject to disciplinary sanction for violations thereof. He shall deliver a copy of the Code and Standards to his employer if the employer does not have a copy.

Access Persons

Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940 define an investment adviser's Access Persons as any director, officer, general partner, or advisory personnel. The CFA Institute defines Access Persons as those persons who have knowledge of pending or actual investment recommendations or action. As of October 29, 2004, New Amsterdam Partners' Access Persons are:

  Michelle Clayman, CFA, Managing Partner and Chief Investment Officer

  Nathaniel Paull, CFA, Partner and Senior Portfolio Manager

  Christopher Bowen, Partner and Head of Operations

  Indrani Basak, CFA, Senior Quantitative Analyst

  William Trent, CFA, Senior Equity Analyst

  Chandy Smith, CFA, CPA, Senior Equity Analyst

  Jeffrey Hahn, CFA, Equity Analyst

  James Hancock, Equity Analyst

  Corwin Shropshire, Equity Analyst

  Randall McDonald, CFA, Trader

  Neal Muroff, CFA, Compliance Manager

  Mi Lin, Operations Analyst

  Daniel Leung, Operations Analyst

  Christine Pishko, Client Service Officer

  Paul Blanchfield, Marketing Associate

  William Lynch, CFA, Managed Accounts Officer

Each person named above, upon becoming an Access Person, will be notified by Neal Muroff, CFA, Compliance Manager, of their reporting requirements under New Amsterdam's Code of Ethics. Each of the persons named above must file reports (which are collected by Linda Kavanagh, CPA, Chief Financial Officer) as outlined below, even if the extent of their holdings is already disclosed as part of the quarterly Personal Trading disclosure. Anyone whose Personal Trading Compliance disclosure already includes some or all of their personal holdings can simply make a clear and concise notation such as "SEE QUARTERLY TRADING DISCLOSURE" in the area where information is requested for those accounts that are already part of the quarterly Personal Securities Trading disclosure, and then detail any accounts which are not already disclosed, by filling out the holdings report and providing a statement from the bank, broker, or dealer. The reporting requirements are (a sample is included on Page 9):

  Initial Holdings Report -- All Access Persons must file an Initial Holdings Report no later than 10 days after becoming an Access Person. That report must contain the title, number of shares/or principal amount of each Covered Security (defined as: equities, corporate fixed income securities, U.S. equity options, closed end mutual fund shares, exchange traded funds, real estate investment trust funds, and any Calvert mutual funds) in which the Access Person has beneficial interest when the person became an Access Person. The report must also list any/all accounts with Covered Securities in which the Access Person has a beneficial interest, and should be accompanied by account statements from the stocks' issuers or administrators.

  Quarterly Transaction Report: See Personal Trading Records policy on Pages 4 and 5.

  Annual Holdings Report -- All Access Persons must file an Annual Holdings Report no later than 30 days following year-end. That report must contain the title, number of shares/or principal amount of each Covered Security in which the Access Person currently has a beneficial interest. The report must also list any/all accounts with Covered Securities in which the Access Person has a beneficial interest, and should be accompanied by account statements from the stock's issuers or administrators.

Fiduciary Duties

The employee, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.

  Reference Material Available.

Employees will abide by, and use for reference policies and procedures material available to them. This material includes the AIMR Standards of Practice Handbook, the Money Manager's Compliance Guide, the CFTC Rules and Regulations and the NFA guide. These and personal security transactions records must be kept on site.

Compliance with Governing Laws, Regulations, Procedures and the AIMR Code and Standards.

  Required Knowledge and Compliance

Employee shall maintain knowledge of, and comply with, all applicable laws, rules and regulations of any government, governmental agency, and regulatory organization governing his professional, financial or business activities. This includes the AIMR Standards of Professional Conduct and the accompanying Code of Ethics. If an employee believes an issue has arisen in which NAP or one of its employees has violated a law, the AIMR Code of Ethics, or any internal NAP procedure that could expose NAP to any significant liability, then that employee should notify his or her supervisor immediately. Depending upon the severity of the issue or violation, it may be advisable to bring it to the attention and seek the guidance of a principal or principals, up to and including the Managing Partner.

  Prohibition Against Use of Material Nonpublic Information

Employee shall comply with all laws and regulations relating to use and communication of material nonpublic information. Employee's general duty is not to trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated.

Duties under the standard include:

(1) If the employee acquires information as a result of a special or confidential relationship with the issuer or others, he shall not communicate the information (other than within the relationship), or take investment action on the basis of such information if it violates the relationship.

(2) If the employee is not in a special or confidential relationship with the issuer or others, he shall not communicate or act on material nonpublic information if he knows, or should have known, that such information (a) was disclosed to him, or would result in a breach of duty, or (b) was misappropriated.

If such a breach of duty exists, the employee should make reasonable efforts to achieve public dissemination of such information. As a general rule, one should be able to point to some fact to show that the information is widely available; for example, its publication in The Wall Street Journal or in other major news publications. Even after the information has been released to the press and the information has been reported, at least 24 hours must be allowed for the general marketplace to learn of and evaluate that information before you trade in those securities.

  Responsibilities of Supervisors and Supervised Persons

Employees with supervisory responsibility shall exercise reasonable supervision over subordinates to prevent violation by such persons of applicable statutes, regulations or provisions of the AIMR Code of Ethics or Standards of Professional Conduct. In doing so the employee is entitled to rely upon reasonable procedures established by his employer. Any employee who believes a law or statute, or this Code of Ethics, has been violated by any NAP employee should immediately consult with a supervisor, or if the situation warrants it, the Managing Partner.

Professional Misconduct

The employee shall not (1) commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness, or fitness as an investment professional in other respects, or (2) engage in conduct involving dishonesty, fraud, deceit or misrepresentation.

The Advisers Act also makes it illegal for a person willfully to make any false statement of a material fact in any document filed with the SEC pursuant to the Act, or to omit to state any material fact necessary to be stated in the filing.

Employee Trading Policies:

Priority of Transactions

Employee's transactions for his/her customers, clients, and employer have priority over transactions in securities or other investments of which he is the beneficial owner. He/she shall conduct him/herself in such a way that transaction in securities or other investments in which s/he has such beneficial ownership do not operate adversely to their interests. If an employee decides to make a recommendation about the purchase or sale of a security or other investment, s/he shall give his customers, clients and employer adequate opportunity to act upon his/her recommendation before acting on his/her own behalf.

Blackout Period

New Amsterdam Partners has instituted a 3 day 'blackout period' whereby no employee shall trade a particular stock for 3 business days prior to trading for a client, where a decision has been made to trade that stock for a client. The employee also shall not trade in the stock for 3 business days after trading for a client. These requirements are in order not to affect market conditions when trading on behalf of a client and to avoid any conflicts of interest.

For purposes of these Standards of Professional Conduct, an employee is a "beneficial owner" if be directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

Personal Trading Records

All personal trading in equities, corporate fixed income securities, U.S. equity options, closed end mutual fund shares, exchange traded funds and real estate investment trust funds must be pre-approved by Michelle Clayman or Nathaniel Paull. In addition, preclearance is required for investments in Initial Public Offerings (IPO's) and private placements. Pre-trade approval is not required for government securities, money market instruments, open end mutual funds or accounts with outside advisors where that advisor has been given total discretion over the portfolio and supporting documentation of that discretion has been provided to Linda Kavanagh. A request to trade should be forwarded via E-mail to Michelle or Nat for review. Approval of the request will be via return E-mail and includes notice to Linda Kavanagh. The request to trade should be for all trades covered by this policy for employees, spouses, close personal relations or accounts in which the employee has an beneficial interest. Since we are trading on an almost daily basis in the Mid Cap Strategy, it is strongly suggested that employees not trade in any of the securities in that strategy. For trades that are open for more than a day, approval to trade must be granted for each day the order is placed or open; approvals are only granted for that day. Closing option transactions also require prior approval.

Every employee must arrange to have records of their personal security transactions mailed directly to New Amsterdam Partners, Attn: Linda Kavanagh. This applies to all transactions other than open end mutual funds securities unless trades for individual securities are enabled in the account. Employees must therefore provide Linda with account details and authorization so that a request can be forwarded to the brokerage firm for duplicate records of employee brokerage activity. Personal records include all accounts over which the employee holds discretionary authority or significant influence, for themselves, spouses, or close personal or familial relations. In the case of non-discretionary accounts owned by spouses, children and close personal relations of employees, arrangements must be made with Linda so that duplicate copies of those account statements are forwarded directly to New Amsterdam Partners. If an employee elects to receive on-line statements from their brokerage firm, arrangements must be made with the brokerage firm to provide New Amsterdam Partners with duplicate statements. After the end of each calendar quarter, every employee is to prepare a worksheet summary of their trading activities for review. Records will be made available on request, to the employee's supervisor, and shall be reviewed at least on a quarterly basis by Managing Partner and CEO, Michelle Clayman. Linda Kavanagh, Chief Financial Officer, shall review Michelle Clayman's personal transactions over the same period. In the event that an employee does not trade during each quarter, New Amsterdam Partners requires a statement of negative reporting, to that effect, for the period.

Disclosure of Conflicts

The employee, when making investment recommendations, or taking investment actions, shall disclose to his customers and clients any material conflict of interest relating to him and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair his ability to render unbiased an objective advice.

The employee shall disclose to his employer all matters that could reasonably impair his ability to render unbiased and objective advice.

The employee shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his activities and shall comply with any prohibitions on his activities if a conflict of interest exists.

Gift Policy

Employees are prohibited from accepting special favors intended to influence business decisions and other gifts that exceed $200. When traveling on business matters to an event sponsored by a corporate issuer of securities or its investment banking firm, employees may not accept transportation, meals, accommodations, or other benefits that could interfere with the employee's independence. Gifts received and offers of gifts should be reported to an employee's supervisor immediately.

Compensation :

  Disclosure of Additional Compensation Arrangements

The employee shall inform his customers, clients and employer of compensation or other benefit arrangements in connection with his services to them which are in addition to compensation from them for such services.

  Disclosure of Referral Fees

The employee shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit delivered to others for recommending his services to that prospective client or customer.

  Duty to Employer

The employee shall not undertake independent practice which could result in compensation or other benefit in competition with his employer without written consent from the employer and the person for whom he undertakes independent employment.

Soft Dollar Agreements:

Under soft dollar arrangements, an investment manager obtains research services in exchange for brokerage commissions generated from client accounts that are subject to the firm's investment management. Certain fiduciary regulations such as ERISA and the Investment Company Act of 1940 mandate that if an adviser's client is subject to such fiduciary regulation, then any research purchased with that particular client's soft dollars must benefit ONLY that client. To satisfy the direct legal obligation requirement, the SEC has taken the position that the broker should enter into a written agreement with the third-party research vendor that makes clear that the broker is solely responsible for any payments due as a result of services delivered under the agreement. In addition, the broker must assume a direct obligation to purchase those services from the vendor without regard to the manner, amount, and timing of any compensation received by the broker from its clients. Thus the broker must structure its relationships to comply with the SEC interpretation that the broker and not the clients must have the sole legal obligation to pay the vendor for the services for purposes of Section 28(e) of the Securities Exchange Act of 1934 (the safe harbor).

In addition, the investment manager must make a "good faith" determination that the amount of the commission paid is reasonable in relation to the value of the brokerage or research services received. This is an ongoing requirement.

Although the research need not benefit only the client account or accounts generating the soft dollars (unless stipulated by fiduciary regulations such as ERISA and the Investment Company Act of 1940), an adviser may not take into account the value of research to non-discretionary accounts or affiliates that also may be investment advisers.

Even if a soft dollar arrangement is within the safe harbor, the adviser must obtain best execution and make fair disclosure of its soft dollar practices. Finally the SEC specifically requires investment advisers to disclose their soft dollar practices in Part II, Item 12 of their firms ADV.

It is New Amsterdam's policy to keep soft dollar commitments to a minimum. New Amsterdam's current soft dollar arrangements consist of the following, as outlined in the table on the next page:

Broker	Service	Description
Broadcort/ Liquidnet-Westminster	FactSet Data Systems	Delivery of Financial Information
Magna/ Liquidnet- Westminster	Russell/Mellon	Russell Index Information
Hoenig	Bloomberg	Real-Time Market Data and Information
Hoenig	I/B/E/S	Consensus Estimates for Earnings and Earnings Growth Rates
Hoenig	Strategic Economic Decisions	Economic Scenarios & Economic Analysis
Liquidnet-Westminster	CFRA -- Center for Financial Research and Analysis	Research that focuses on accounting issues
Liquidnet-Westminster	Elkins-McSherry	Trade Cost Measurement Analysis
Liquidnet-Westminster	Zacks Indicator	Measures Earnings Surprises & Earnings Estimates
Standard & Poor's	Compustat	Historic Company Financial Data
Standard & Poor's	Index Data	S&P Index Information

Relationships with Others:

  Preservation of Confidentiality

An employee shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the employee receives information concerning illegal activities on the part of the client.

  Maintenance of Independence and Objectivity

The employee, in relationships and contracts with an issuer of securities, whether individually or as a member of a group, shall use particular care and good judgment to achieve and maintain independence and objectivity.

Other Financial Relationships

Every member of the staff must disclose if he or she has any business or financial relationships outside of New Amsterdam Partners with any of the firm's brokers, clients, vendors or pension consultants. Management should be informed in writing at the onset of the relationship and apprised of the details on at least a quarterly basis as part of the reporting on personal trading records.

Initial and Annual Disclosure of Securities Holdings

Rule 204A-1 of the Investment Advisers Act of 1940 and Rule 17j-1 of the Investment Company Act of 1940 require you to provide the Compliance Department with an "Initial Holdings Report" within 10 days of becoming an Access Person, and annually thereafter as of December 31. Information contained in the Initial and Annual Holdings Reports must be current as of a date no more than 30 days before the date the report is submitted.

Accordingly, please provide the following information (or attach a copy of your most recent account statement(s)) for each broker, dealer or bank with which you maintain an account containing Securities in which you have Beneficial Ownership:

Name of Account Holder	Name of Broker, Dealer or Bank	Account Number	Name of Issuer	No. Shares or Principal Amount (if fixed income)
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______
___________________	________________	_________	____________	_______

PLEASE ATTACH ADDITIONAL SHEETS IF NECESSARY

_____ Attached are duplicate brokerage statements disclosing all Securities holdings as of the month-end of my first month of employment or year-end as of 12/31.

____________________________          ______________________          ___________
Print Name                                            Signature                               Date

Statement of Confidentiality

The Compliance Department recognizes the sensitive nature of all materials disclosed for reporting purposes. Direct access to any personal information is limited to Compliance personnel; however, all account information is subject to regulatory review. The trade confirmations of persons other than disinterested directors or trustees may be disclosed to other senior officers of the Fund or to legal counsel as deemed necessary for compliance purposes and to otherwise administer the Code of Ethics.

All information provided to the Compliance Department is kept in a secured location to protect confidentiality.